UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2004

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12164 (Commission File Number)	63-0970812 (IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama (Address of principal executive offices)		35801 (Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On September 29, 2004, Wolverine Tube, Inc. and certain of its subsidiaries (“Wolverine”) entered into the Eighth Amendment and Agreement to Consignment and Forward Contracts Agreement (the “Amendment”) with Fleet Precious Metals Inc. (“Fleet”), which further amends the Consignment and Forward Contracts Agreement between Wolverine and Fleet dated as of March 28, 2001, as previously amended (the “Agreement”). The Agreement provides for Fleet’s extension to Wolverine of a silver consignment facility (the “Consignment Facility”), pursuant to which Fleet will consign certain amounts of silver to Wolverine upon request, as well as a silver forward contracts facility, pursuant to which Wolverine may contract to purchase certain amounts of silver from Fleet in the future for a set price.

     The Amendment increases the maximum value of consigned silver available to Wolverine at any time under the Consignment Facility to the lesser of $17.0 million dollars or the value (as determined under the Agreement) of 2.4 million fine troy ounces of silver. The new consignment limit represents a 42% increase from the previous dollar limit of $12.0 million dollars, and a 20% increase from the previous troy ounce limit of 2.0 million troy ounces.

     The Amendment will also eliminate, subject to certain conditions, the financial covenants contained in the Agreement requiring a minimum consolidated year to date EBITDA and a minimum consolidated year to date operating income after fiscal year 2004. The Amendment also includes a clarifying provision specifically incorporating an existing covenant under Wolverine’s bank credit facility to maintain $2.0 million in excess availability thereunder.

     Under the remaining terms of the Consignment Facility (which are unchanged by the Amendment), Wolverine pays Fleet a market premium per troy ounce of consigned silver as well as a floating consignment fee on consigned silver at an annual rate fixed by Fleet from time to time (currently 2.75%). Wolverine may elect, in certain circumstances, to pay a fixed consignment fee on specific quantities and forms of consigned silver at a market rate reflective of Fleet’s cost of funding. When Wolverine purchases and withdraws silver from consignment, whether upon election or sale to customers in the ordinary course of business, Wolverine is obligated to either pay Fleet the purchase price of the silver or deliver an equal amount of silver to Fleet’s account. Upon the termination of the Consignment Facility by Fleet upon 30 days’ prior written notice, or the occurrence of an event of default and acceleration of Wolverine’s Consignment Facility obligations by Fleet, all sums outstanding under the Consignment Facility become due and payable and any consigned silver that has not been purchased and paid for by Wolverine must be returned to Fleet. Fleet may accelerate such obligations upon the occurrence of any of the customary events of default contained in the Agreement, which include certain cross-default provisions. The Agreement and each previous amendment thereto were filed as Exhibits 10.2 through 10.9 to Wolverine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2004.

     A copy of the Amendment is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information required by this item is included in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired – Not Applicable

(b)      Pro forma financial information – Not Applicable

(c)      Exhibits

Exhibit No.	Description
10.1	Eighth Amendment and Agreement to Consignment and Forward Contracts Agreement, dated as of September 29, 2004, by and among Wolverine Tube, Inc., Wolverine Tube (Canada) Inc., Wolverine Joining Technologies, LLC and Fleet Precious Metals Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: October 4, 2004

WOLVERINE TUBE, INC.
By:	/s/ James E. Deason
James E. Deason
Executive Vice President, Chief Financial Officer, Secretary and Director

EXHIBIT INDEX

Exhibit No.	Description
10.1	Eighth Amendment and Agreement to Consignment and Forward Contracts Agreement, dated as of September 29, 2004, by and among Wolverine Tube, Inc., Wolverine Tube (Canada) Inc., Wolverine Joining Technologies, LLC and Fleet Precious Metals Inc.